EXHIBIT 10.2
SECOND AMENDMENT
TO
EMPLOYMENT CHANGE IN CONTROL AGREEMENT
     This Amendment made as of this 29th day of December, 2008 by and between WSI Industries, Inc., a Minnesota corporation (“WSI”) and Michael J. Pudil (“Pudil”).
RECITALS
     WHEREAS, WSI and Pudil are parties to an Employment Change in Control Agreement dated as of January 11, 2001, amended as of November 1, 2002;
     WHEREAS, the parties desire to amend the Employment Change in Control Agreement to bring it into compliance with the requirements of Internal Revenue Code (“Code”) §409A and final regulations promulgated thereunder.
AGREEMENT
     NOW, THEREFORE, the Employment Change in Control Agreement be and hereby is amended as follows:
1.	Section 2(b) is hereby amended to add a new sentence at the end to read as follows:

For purposes of the amount payable pursuant to Section 4, the formal action to approve (or the failure to approve) a transaction by a majority of disinterested Directors shall constitute the objective determination of an “Approved Change in Control” or “Unapproved Change in Control.”

2.	Section 3 is amended to add to the end of the first paragraph the following:

The phrases similar to “termination of employment,” “terminate employment” and “Retirement” shall be interpreted to mean a “separation from service’” as defined in Treas. Reg. §1.409A-1(h), except Executive’s service as a member of the Board of Directors of WSI (and any entity that is part of a controlled group of which WSI is a member) shall be disregarded in determining whether a separation from service has occurred. The term “Disability” shall have the meaning under Treas. Reg. §1.409A-3(i)(4).

3.	Section 3(g) is amended to add at the end thereof a new sentence to read as follows:

Such payments shall continue while Executive is either performing services for WSI or is willing and able to provide services during the period of such dispute, and no “separation from service” shall occur during such period.

4.	Section 4(d) is amended to add new subsections (vii) and (viii) to read as follows:
(vii)	Notwithstanding anything in this Section 4, if on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. §1.409A-1(h)), Executive is a “specified employee” within the meaning of Treas. Reg. §1.409-1(i), then payment of any amount under Section 4(d)(ii) and unless otherwise exempt, premiums paid under Section 4(d)(iii) that constitutes nonqualified deferred compensation shall be paid on the earlier of (i) the first day of the seventh month following Executive’s separation from service provided that WSI has received an executed release from Executive as provided in Section 5 and such release has not been rescinded, or (ii) Executive’s death.

(viii)	If on the date of Executive’s separation from service the Executive is not a specified employee, then payment provided in Sections 4(d)(ii) and 4(d)(iii) shall be made or begin 60 days following the earlier of (i) Executive’s separation from service, provided that WSI has received an executed release from Executive as provided in Section 5 and such release has not been rescinded, or (ii) Executive’s death.
5.	Section 6 is amended to add a new sentence at the end thereof to read as follows:

Notwithstanding the foregoing, in the event any such payment is delayed pursuant to Section 4(d)(vii), WSI will deposit, no later than the effective date of the Change in Control, an amount equal to the aggregate of all delayed payments into the so-called “rabbi trust” to be paid in accordance with the terms of this Agreement.

6.	Section 11 is amended to add a new subsection (c) to read as follows:

Subject to Section 4(d)(vii), the Company will make any payment or reimbursement of expenses in accordance with Section 11(b) and the payment or reimbursement of premiums in accordance with Section 4(d)(iii) no later than 10 days from the later of the date the amount was incurred or the date the invoice was submitted by the Executive. No payment or reimbursement in any year shall affect the amount of payment or reimbursement in any other year and the right to the payment or reimbursement cannot be liquidated or exchanged for any other benefit.

7.	Except as amended in this Second Amendment, the terms and conditions of the Employment Change in Control Agreement shall be and remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Change in Control Agreement as of the date first written above.

WSI INDUSTRIES, INC.

By	/s/ Paul D. Sheely	/s/ Michael J. Pudil

	Chief Financial Officer	Michael J. Pudil